Exhibit 4.4

WAIVER

This WAIVER (the “Waiver”), dated as of December [__], 2017, is made by the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the November 2016 SPA (as defined below), as applicable.

RECITALS

A. Reference is made to that certain Securities Purchase Agreement dated as of November 23, 2016, by and among the Company, the Holder and the other investors listed on the signature pages attached thereto and party to a joinder agreement thereto (the “November 2016 SPA”) and the Senior Secured Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “November 2016 Notes”);

B. Reference is made to that certain Securities Purchase Agreement dated as of September 19, 2017, by and among the Company and the investors listed on the signature pages attached thereto (as amended, restated, modified or joined from time to time, the “September 2017 SPA”), pursuant to which the Company issued convertible senior secured promissory notes in an aggregate principal amount of approximately $1.0 million and related warrants to purchase up to an aggregate of 400,000 shares of the Company’s Common Stock;

C. In order to support its working capital needs, the Company desires to issue additional convertible senior secured promissory notes pursuant to the September 2017 SPA in an aggregate principal amount of up to $1,111,112 (the “Additional December 2017 Notes”) and related warrants to purchase up to an aggregate of 444,444 shares of the Company’s Common Stock (the “Additional December 2017 Warrants”) and the Holder desires to waive the application of certain provisions in the November 2016 SPA and November 2016 Notes in connection with the issuance of the Additional December 2017 Notes and Additional December 2017 Warrants; and

D. In compliance with Section 15 of the November 2016 Notes and the November 2016 SPA, this Waiver shall only be effective upon the execution and delivery of this Waiver and waivers in form and substance identical to this Waiver (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (together with this Waiver, the “Waivers”) by other holders of the November 2016 Notes representing at least the Required Holders (as defined in each of the November 2016 Notes) (such time, the “Effective Time”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SECURITIES PURCHASE AGREEMENT

1. Waiver of Effect of Issuance of Additional December 2017 Notes on November 2016 SPA. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the Additional December 2017 Notes and the Additional December 2017 Warrants pursuant to September 2017 SPA on any representation, warranty or covenant in the November 2016 SPA, including but not limited to Sections 4(k) and 4(r) thereof.

ARTICLE II

NOTES

1. Waiver of Effect of Issuance of Additional December 2017 Notes on November 2016 Notes. Each Required Holder hereby consents to the waiver of, and hereby irrevocably waives, the effect of the issuance of the Additional December 2017 Notes and the Additional December 2017 Warrants pursuant to the September 2017 SPA on any representation, warranty or covenant in the November 2016 Notes, including but not limited to Sections 4(a) and 14(d) thereof.

article iII
MISCELLANEOUS

1. Effect of this Waiver. This Waiver shall form a part of the November 2016 Notes for all purposes, and each holder of November 2016 Notes shall be bound hereby. This Waiver shall only be deemed to be in full force and effect from and after both the execution of this Waiver by the parties hereto and the execution of Waivers substantially identical to this Waiver by the “Holders” holding at least a majority of the aggregate principal amount of the November 2016 Notes outstanding, including the Lead Investor, as well as the Collateral Agent, that, together with undersigned, constitute the Required Holders. From and after such effectiveness, any reference to the November 2016 Notes shall be deemed to be a reference to the November 2016 Notes, as modified hereby. Except as specifically amended as set forth herein, each term and condition of the November 2016 Notes shall continue in full force and effect.

2. Entire Agreement. This Waiver, together with the November 2016 SPA and November 2016 Notes, as amended to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Waiver.

3. Governing Law. This Waiver shall be governed by the internal law of the State of New York.

4. Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Waiver may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Waiver’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder has caused its signature page to this Waiver to be duly executed as of the date first written above.

HOLDER:

By:
Name:
Title:

Signature Page to Waiver—December 2017